Exhibit 3.3

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is entered into as of the              day of                         , 2004, by and among Earle M. Jorgensen Holding Company, Inc., a Delaware corporation (the “Company”) and Earle M. Jorgensen Company (“EMJ”) and                      (“Indemnitee”).

RECITALS

A. The Company is aware that competent and experienced persons are increasingly reluctant to serve or continue serving as directors or officers of companies unless they are protected by comprehensive liability insurance and adequate indemnification due to the increased exposure to litigation costs and risks resulting from service to such companies that often bear no relationship to the compensation of such directors or officers.

B. The statutes and judicial decisions regarding the duties of directors and officers often fail to provide directors and officers with adequate, reliable knowledge of the legal risks to which they are exposed or the manner in which they are expected to execute their fiduciary duties and responsibilities.

C. The Company and the Indemnitee recognize that plaintiffs often seek damages in such large amounts, and the costs of litigation may be so great (whether or not the case is meritorious), that the defense and/or settlement of such litigation can create an extraordinary burden on the personal resources of directors and officers.

D. The Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate of Incorporation”) and the Certificate of Incorporation of EMJ (the “Certificate” and together with the Amended and Restated Certificate of Incorporation, the “Certificates”) provide for the Company and EMJ, respectively to indemnify and advance expenses to its directors and officers to the fullest extent authorized by law and allows the Company to indemnify employees and agents to the fullest extent authorized by law.

E. The board of directors of each of the Company and EMJ has concluded that, to attract and retain competent and experienced persons to serve as directors and officers of the Company and EMJ, it is not only reasonable and prudent but necessary to promote the best interests of each of the Company and EMJ and each of its stockholders for the Company to contractually indemnify its directors and certain of its officers to the maximum extent permitted by law, and to assume for itself liability for expenses and damages in connection with claims against such directors and officers in connection with their service to the Company and/or EMJ as provided herein.

F. The Company desires and has requested the Indemnitee to serve or continue to serve as a director and/or officer of the Company and EMJ, and the Indemnitee is willing to serve, or to continue to serve, as a director and/or officer of the Company and EMJ only if the Indemnitee is furnished the indemnity provided for herein by the Company and EMJ.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.  For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below.

“Change in Control” means:

(i) directly or indirectly, a sale, transfer or other conveyance of all or substantially all of Company’s assets or the assets of EMJ on a consolidated basis, to any “person” or “group” (as such terms are used for purposes of Section 13(d) and 14(d) of the Exchange Act, whether or not applicable), excluding transfers or conveyances as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to or among the Permitted Holders;

(ii) prior to the earlier to occur of (a) the first public offering of the Company’s common stock; or (b) the first public offering of EMJ’s common stock, the Permitted Holders cease to beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of all classes of the Company’s or EMJ’s capital stock then outstanding and normally entitled to vote in elections of the Company’s or EMJ’s directors (“Voting Stock”), whether as a result of issuance of the Company’s or EMJ’s securities, any merger, consolidation, liquidation or dissolution of the Company or EMJ, any direct or indirect transfer of securities by the Company or otherwise (the Permitted Holders will be deemed to beneficially own any Voting Stock of EMJ held by the Company so long as Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the Company);

(iii) any “person” or “group” (as such terms are used for purposes of Section 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the total voting power of all Voting Stock then outstanding of the Company or EMJ and the Permitted Holders “beneficially own” (as so defined), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company or EMJ than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company or EMJ (for the purposes of this clause (iii) such other person will be deemed to beneficially own any Voting Stock of EMJ held by the Company, if such other person “beneficially owns” (as so defined), directly or indirectly, more than 30% of the voting power of the Voting Stock of the Company and the Permitted Holders “beneficially own” (as so defined), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of the Company and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company); or

(iv) during any period of 24 consecutive months, individuals who at the beginning of any such period constituted the Company’s or EMJ’s board of directors (together with any new directors whose election by such board of directors or whose nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or who were nominated and elected by the Permitted Holders pursuant to the Company’s or EMJ’s Stockholder Agreement) cease for any reason to constitute a majority of the Company’s or EMJ’s board of directors then in office

“Claim” means a claim or action asserted by a Person in a Proceeding.

“Company Action” means a Proceeding in which a Claim has been brought by or in the name of the Company or EMJ to procure a judgment in its favor.

“Covered Entity” means the Company, EMJ, any Subsidiary of EMJ or any other Person for which Indemnitee is or was or may be deemed to be serving at the request of EMJ, or any Subsidiary of EMJ, as a director, officer, employee, controlling person, agent or fiduciary.

“Disinterested Director” means, with respect to any determination contemplated by this Agreement, any Person who, as of the time of such determination, is a member of the Company’s or EMJ’s board of directors but is not a party to any Proceeding then pending with respect to any Indemnification Event.

“ERISA” means Employee Retirement Income Security Act of 1974, as amended, or any similar Federal statute then in effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar Federal statute then in effect.

“Excluded Claim” means any payment or advance made by EMJ to or on behalf of Indemnitee for Losses or Expenses in connection with any Claim: (i) based upon or attributable to Indemnitee gaining in fact any personal profit or advantage to which Indemnitee is not entitled; or (ii) for the return by Indemnitee of any remuneration paid to Indemnitee without the previous approval of the stockholders of each of the Company or EMJ, as the case may be, which is illegal; or (iii) for an accounting of profits in fact made from the purchase or sale by Indemnitee of securities of the Company within the meaning of Section 16 of the Exchange Act, or similar provisions of any state law; or (iv) resulting from Indemnitee’s knowingly fraudulent, dishonest or willful misconduct; or (v) the payment of which by the Company or EMJ under this Agreement is not permitted by applicable law.

“Expenses” means any and all direct and indirect fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating, printing and binding costs, telephone charges, postage and delivery service fees and all other disbursements or expenses of any type or nature whatsoever reasonably incurred by Indemnitee (including, subject to the limitations set forth in Section 3(c) below, reasonable attorneys’ fees) in connection with or arising from an Indemnification Event, including, without limitation: (i) the investigation or defense of a Claim; (ii) being, or preparing to be, a witness or otherwise participating, or preparing to participate, in any Proceeding; (iii) furnishing, or preparing to furnish, documents in response to a subpoena or otherwise in connection with any Proceeding; (iv) any appeal of any judgment, outcome or determination in any Proceeding (including, without limitation, any premium, security for and other costs relating to any cost bond, supersedeas bond or any other appeal bond or its equivalent); (v) establishing or enforcing any right to indemnification under this Agreement (including, without limitation, pursuant to Section 2(c) below), Delaware law or otherwise, regardless of whether Indemnitee is ultimately successful in such action, unless as a part of such action, a court of competent jurisdiction over such action determines that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous; (vi) Indemnitee’s defense of any Proceeding instituted by or in the name of the Company or EMJ under this Agreement to enforce or interpret any of the terms of this Agreement (including, without limitation, costs and expenses incurred with respect to Indemnitee’s counterclaims and cross-claims made in such action); and (vii) any Federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, including all interest, assessments and other charges paid or payable with respect to such payments.

“Former Director” means, with respect to a determination contemplated by this Agreement made following a Change in Control, a Person who was a member of the Company’s or EMJ’s board of directors prior to such Change in Control but who is no longer serving on the Company’s board of directors as of the time of such determination.

An “Indemnification Event” shall be deemed to have occurred if Indemnitee was or is or becomes, or is threatened to be made, a party to or witness or other participant in, or was or is or becomes obligated to furnish or furnishes documents in response to a subpoena or otherwise in connection with, any Proceeding by reason of the fact that Indemnitee is or was or may be deemed a director, officer, employee, controlling person, agent or fiduciary of any Covered Entity, or by reason of any action or inaction on the part of Indemnitee while serving in any such capacity (including, without limitation, rendering any written statement that is a Required Statement or is made to another officer or employee of the Covered Entity to support a Required Statement).

“Independent Legal Counsel” means an attorney or firm of attorneys designated by the Disinterested Directors (or, if there are no Disinterested Directors, the Company’s board of directors) that is experienced in matters of corporate law and neither presently is, nor in the thirty-six (36) months prior to such designation has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.

“Losses” means any and all losses, claims, damages, liabilities, judgments, fines, penalties, excise tax, settlement payments, awards and amounts of any type whatsoever incurred by Indemnitee in connection with or arising from an Indemnification Event.

“Organizational Documents” means any and all organizational documents, charters or similar agreements or governing documents, including, without limitation (i) with respect to a corporation, its certificate of incorporation and bylaws, (ii) with respect to a limited liability company, its operating agreement, and (iii) with respect to a limited partnership, its partnership agreement.

“Proceeding” means any threatened, pending or completed action, suit, proceeding, arbitration or alternative dispute resolution mechanism, investigation, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of a Covered Entity or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative nature.

“Permitted Holders” means any of the following: (a) Company’s or EMJ’s Wholly Owned Restricted Subsidiaries; (b) Kelso & Company Inc. and its affiliates; (c) Company’s or EMJ’s officers, directors and employees; (d) Company’s or EMJ’s Subsidiaries; and (e) Company’s or EMJ’s stock bonus plan.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other enterprise or government or agency or political subdivision thereof.

“Required Statement” means a written statement of a Person that is required to be, and is, filed with the SEC regarding the design, adequacy or evaluation of a Covered Entity’s internal controls or the accuracy, sufficiency or completeness of reports or statements filed by a Covered Entity with the SEC pursuant to federal law and/or administrative regulations, including without limitation, the certifications contemplated by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, or any rule or regulation promulgated pursuant thereto.

“Restricted Subsidiary” means, (i) any Subsidiary of Company which existed on May 22, 2002; (ii) and any other Subsidiary which Company has classified as a Restricted Subsidiary.

“Reviewing Party” means, with respect to any determination contemplated by this Agreement, any one of the following: (i) a majority of the Disinterested Directors, even if such Persons would not constitute a quorum of the Company’s or EMJ’s board of directors; (ii) a committee consisting solely of Disinterested Directors, even if such Persons would not constitute a quorum of the Company’s or EMJ’s board of directors, as the case may be, so long as such committee was designated by a majority of the Disinterested Directors, as the case may be; (iii) in the absence of any Disinterested

Directors and upon the written consent of Indemnitee, the Company’s stockholders; (iv) Independent Legal Counsel (in which case, any determination shall be evidenced by the rendering of a written opinion); or (v) if Indemnitee is not a director or officer of the Company at the time of such determination, the Company’s board of directors.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute then in effect.

“Stockholder Agreement” means that certain Stockholders Agreement, amended and restated as of September 14, 1990, among the Company, KIA III-EMJ, KIA IV, Kelso Equity Partners II, L.P. and the Management Stockholders and Other Investors named therein, as amended.

“Subsidiary” means (i) any corporation or other entity of which a majority of the total voting power of the shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned directly or indirectly by Company.

“Wholly Owned Subsidiaries” means a Subsidiary of Company that has been classified by Company as a Restricted Subsidiary and all of whose capital stock (other than directors’ qualifying shares) or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions and other equity interests are at the time owned directly or indirectly by Company.

2. Indemnification.

(a) Indemnification of Losses and Expenses.  If an Indemnification Event has occurred, then, subject to Section 10 below, the Company and/or EMJ shall indemnify and hold harmless Indemnitee, to the fullest extent permitted by law, against any and all Losses and Expenses of such Claim, whether or not such Claim proceeds to judgment or is settled or otherwise is brought to a final disposition, subject in each case, to the further provisions of this Agreement. The termination of any Proceeding by judgment, court order, settlement or conviction or on plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

(b) Limitation with Respect to Company Actions.  Notwithstanding the foregoing, the Company and/or EMJ shall not indemnify and hold harmless Indemnitee with respect to any Losses (as opposed to Expenses): (i) which have been determined by a Reviewing Party or by a final nonappealable determination of a court of competent jurisdiction, as provided herein, to constitute an Excluded Claim; (ii) to the extent Indemnitee is indemnified by the Company and/or EMJ and has actually received payment pursuant to the Restated Certificate of Incorporation or the Certificate, insurance, or otherwise; or (iii) other than pursuant to the last sentence of Section 4(d) or Section 14, in connection with any Claim initiated by Indemnitee, unless the Company or EMJ has joined in or the board of directors of the Company or EMJ, as the case may be, has authorized such Claim. Furthermore, the Company and EMJ shall not indemnify and hold harmless Indemnitee with respect to any Expenses in connection with or arising from any Company Action as to which the Indemnitee shall have been finally adjudged to be liable to the Company or EMJ by a court of competent jurisdiction due to Indemnitee’s willful misconduct of a culpable nature in the performance of the Indemnitee’s duties to the Company or EMJ, unless, and then only to extent that, any court in which such Company Action was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to Expenses for such indemnification as such court shall deem proper.

(c) Advancement of Expenses.  EMJ shall advance Expenses to or on behalf of Indemnitee as soon as practicable, but in any event not later than 30 days after written request therefor by Indemnitee which request shall be accompanied by vouchers, invoices or similar evidence documenting in reasonable detail the Expenses incurred or to be incurred by Indemnitee. Indemnitee hereby expressly undertakes and agrees to reimburse EMJ for all Losses and Expenses paid by the Company in that a determination shall have been made by a reviewing party or by a court of competent jurisdiction in a decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Company for such Losses and Expenses because the Claim is an Excluded Claim or because Indemnitee is otherwise not entitled to payment under this Agreement.

(d) Contribution.  If, and to the extent, the indemnification of Indemnitee provided for in Section 2(a) above for any reason is held by a court of competent jurisdiction not to be permissible for liabilities arising under Federal securities laws or ERISA, then the Company and/or EMJ, in lieu of indemnifying Indemnitee under this Agreement, shall contribute to the amount paid or payable by Indemnitee as a result of such Losses or Expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Covered Entities and all officers, directors or employees of the Covered Entities other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Covered Entities and all officers, directors or employees of the Covered Entities other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and the Indemnitee, on the other hand, in connection with the action or inaction that resulted in such Losses or Expenses, as well as any other relevant equitable considerations. The relative fault of the Covered Entities and all officers, directors or employees of the Covered Entities other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary, and the degree to which their conduct is active or passive. No Person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

3. Indemnification Procedures.

(a) Notice of Indemnification Event.  Indemnitee shall give the Company and EMJ notice as soon as practicable of any Indemnification Event of which Indemnitee becomes aware, provided that any failure to so notify the Company or EMJ shall not relieve the Company and EMJ of any of their obligations under this Agreement, except if, and then only to the extent that, such failure increases the liability of the Company or EMJ under this Agreement.

(b) Notice to Insurers.  If, at the time the Company and/or EMJ receives notice of an Indemnification Event pursuant to Section 3(a) above, the Company has liability insurance in effect which may cover such Indemnification Event, the Company and/or EMJ shall give prompt written notice of such Indemnification Event to the insurers in accordance with the procedures set forth in each of the applicable policies of insurance. The Company and/or EMJ shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Indemnification Event in accordance with the terms of such policies.

(c) Selection of Counsel.  If the Company or EMJ shall be obligated hereunder to pay or advance Expenses or indemnify Indemnitee with respect to any Losses, the Company shall be entitled to assume the defense of any related Claims, with counsel selected by the Company or EMJ, provided that following a Change in Control, if any Former Directors are seeking indemnification in connection with any such Proceeding, such counsel shall be subject to the prior written approval of a majority of such Former Directors who are seeking indemnification, which approval shall not be unreasonably withheld or delayed. After the retention of such counsel by the Company or EMJ and the receipt of any approval required under the preceding sentence, neither the Company nor EMJ will be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the defense of such Claims; provided that: (i) Indemnitee shall have the right to employ counsel in connection with any such Claim at Indemnitee’s expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company or EMJ, (B) counsel for Indemnitee shall have provided the Company and EMJ with written advice that there is a conflict of interest between the Company or EMJ and Indemnitee in the conduct of any such defense, or (C) the Company or EMJ shall not continue to retain such counsel to defend such Claim, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.

4. Settlement.  Neither the Company nor EMJ shall have any obligation to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Claim effected without the Company’s prior written consent. The Company shall not settle any Claim in which it takes the position that Indemnitee is not entitled to indemnification in connection with such settlement without the consent of the Indemnitee, nor shall the Company or EMJ settle any Claim in any manner which would impose any fine or obligation on Indemnitee, without Indemnitee’s written consent. Neither the Company nor Indemnitee shall unreasonably withhold their consent to any proposed settlement.

5. Determination of Right to Indemnification.

(a) Successful Proceeding.  To the extent Indemnitee has been successful, on the merits or otherwise, in defense of any Proceeding referred to in Sections 2(a) or 2(b), the Company and/or EMJ shall indemnify Indemnitee against Losses and Expenses incurred by him in connection therewith. If Indemnitee is not wholly successful in such Proceeding, but is successful, on the merits or otherwise, as to one or more but less than all Claims in such Proceeding, the Company shall indemnify Indemnitee against all Losses and Expenses actually or reasonably incurred by Indemnitee in connection with each successfully resolved Claim.

(b) Other Proceedings.  In the event that Section 5(a) is inapplicable, the Company and/or EMJ shall nevertheless indemnify Indemnitee, unless, but then only to the extent that, a Reviewing Party chosen pursuant to Section 5(c) determines that Indemnitee has not met the applicable standard of conduct set forth in Sections 2(a) or 2(b), as applicable, as a condition to such indemnification.

(c) Reviewing Party Determination.  If, and to the extent, any applicable law requires the determination that Indemnitee has met the applicable standard of conduct set forth in Sections 2(a) or 2(b), as applicable, as a condition to any such indemnification, a Reviewing Party chosen by the Company’s or EMJ’s board of directors shall make such determination, subject to the following:

(i) A Reviewing Party so chosen shall act in the utmost good faith to assure Indemnitee a complete opportunity to present to such Reviewing Party Indemnitee’s case that Indemnitee has met the applicable standard of conduct.

(ii) Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of a Covered Entity, including, without limitation, its financial statements, or on information supplied to Indemnitee by the officers or employees of a Covered Entity in the course of their duties, or on the advice of legal counsel for a Covered Entity or on information or records given, or reports made, to a Covered Entity by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by a Covered Entity. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of a Covered Entity shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 5(c)(ii) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or EMJ. Any Person seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.

(iii) If a Reviewing Party chosen pursuant to this Section 5(c) shall not have made a determination whether Indemnitee is entitled to indemnification within thirty (30) days after receipt by the Company and EMJ of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (A) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (B) a prohibition of such indemnification under applicable law;

provided, however, that such 30 day period may be extended for a reasonable time, not to exceed an additional fifteen (15) days, if the Reviewing Party in good faith requires such additional time for obtaining or evaluating documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 5(c)(iii) shall not apply if (I) the determination of entitlement to indemnification is to be made by the stockholders of the Company, (II), a special meeting of stockholders is called by the board of directors of the Company for such purpose within thirty (30) days after the stockholders are chosen as the Reviewing Party, (III) such meeting is held for such purpose within sixty (60) days after having been so called, and (IV) such determination is made thereat.

(d) Appeal to Court.  Notwithstanding a determination by a Reviewing Party chosen pursuant to Section 2(c) that Indemnitee is not entitled to indemnification with respect to a specific Claim or Proceeding (an “Adverse Determination”), subject to Company’s right to reimbursement for Excluded Claims, Indemnitee shall have the right to apply to the court in which that Claim or Proceeding is or was pending or any other court of competent jurisdiction for the purpose of enforcing Indemnitee’s right to indemnification pursuant to this Agreement, provided that Indemnitee shall commence any such Proceeding seeking to enforce Indemnitee’s right to indemnification within one (1) year following the date upon which Indemnitee is notified in writing by the Company or EMJ of the Adverse Determination. In the event of any dispute between the parties concerning their respective rights and obligations hereunder, the Company and/or EMJ shall have the burden of proving that the Company and/or EMJ is not obligated to make the payment or advance claimed by Indemnitee.

(e) Presumption of Success.  The Company and EMJ acknowledge that a settlement or other disposition short of final judgment may be deemed successful for purposes of Section 5(a) if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any Proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such Proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such Proceeding and Indemnitee shall be entitled to recover any Expenses incurred by Indemnitee in connection with enforcing Indemnitee’s rights under this agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.

6. Additional Indemnification Rights; Non-exclusivity.

(a) Scope.  Except as provided in Section 5(d) above, the Company and EMJ hereby agree to indemnify Indemnitee to the fullest extent permitted by law, even if such indemnification is not specifically authorized by the other provisions of this Agreement or any other agreement, the Organizational Documents of any Covered Entity or by applicable law. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, controlling person, agent or fiduciary, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, controlling person, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties rights and obligations hereunder except as set forth in Section 10(a) hereof.

(b) Non-exclusivity.  The rights to indemnification, contribution and advancement of Expenses provided in this Agreement shall not be deemed exclusive of, but shall be in addition to, any other rights to which Indemnitee may at any time be entitled under the Organizational Documents of any Covered Entity, any other agreement, any vote of stockholders or Disinterested Directors, the laws of the State of Delaware or otherwise. Furthermore, no right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder or otherwise shall not prevent the concurrent assertion of any other right or remedy. The rights to indemnification, contribution and advancement of Expenses provided in this Agreement shall continue as to Indemnitee for any action Indemnitee took or did not take while serving in an indemnified capacity even though Indemnitee may have ceased to serve in such capacity.

7. No Duplication of Payments.  Neither the Company nor EMJ shall be liable under this Agreement to make any payment of any amount otherwise indemnifiable hereunder, or for which advancement is provided hereunder, if and to the extent Indemnitee has otherwise actually received such payment, whether pursuant to any insurance policy, the Organizational Documents of any Covered Entity or otherwise.

8. Mutual Acknowledgment.  The Company, EMJ and Indemnitee acknowledge that, in certain instances, Federal law or public policy may override applicable state law and prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise. For example, the Company, EMJ and Indemnitee acknowledge that the SEC has taken the position that indemnification is not permissible for liabilities arising under certain Federal securities laws, and Federal legislation prohibits indemnification for certain ERISA violations. Indemnitee understands and acknowledges that the Company or EMJ has undertaken, or may be required in the future to undertake, with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee, and any right to indemnification hereunder shall be subject to, and conditioned upon, any such required court determination.

9. Liability Insurance.  To the extent the Company or EMJ maintains liability insurance applicable to directors, officers, employees, controlling persons, agents or fiduciaries of any Covered Entity, Indemnitee shall be covered by such policy or policies in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Covered Entity’s directors, if Indemnitee is a director of such Covered Entity, or of the Covered Entity’s officers, if Indemnitee is not a director of such Covered Entity but is an officer of such Covered Entity, or of the Covered Entity’s key employees, controlling persons, agents or fiduciaries, if Indemnitee is not an officer or director but is a key employee, controlling person, agent or fiduciary of such Covered Entity, as the case may be. The Company or EMJ shall advise Indemnitee as to the general terms of, and the amounts of coverage provide by, any liability insurance policy described in this Section 9 and shall promptly notify Indemnitee if, at any time, any such insurance policy will no longer be maintained or the amount of coverage under any such insurance policy will be decreased.

10. Exceptions.  Any other provision herein to the contrary notwithstanding, neither the Company nor EMJ shall be obligated pursuant to the terms of this Agreement to indemnify Indemnitee:

(a) against any Losses or Expenses, or advance Expenses to Indemnitee, with respect to Claims initiated or brought voluntarily by Indemnitee, and not by way of defense, except (i) Claims to establish or enforce a right to indemnification, contribution or advancement with respect to an Indemnification Event, whether under this Agreement, any other agreement or insurance policy, the Company’s Organizational Documents of any Covered Entity, the laws of the State of Delaware or otherwise, except that Company shall not be obligated to indemnify Indemnitee as set forth in Section 5(d), or (ii) if the Company’s board of directors has approved specifically the initiation or bringing of such Claim;

(b) against any Losses or Expenses, or advance Expenses to Indemnitee, with respect to Claims arising (i) with respect to an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company or EMJ within the meaning of Section 16(b) of the Exchange Act or (ii) pursuant to Sections 304 or 306 of the Sarbanes-Oxley Act of 2002, as amended, or any rule or regulation promulgated pursuant thereto; or

(c) if, and to the extent, that a court of competent jurisdiction renders a final, unappealable decision that such indemnification is not lawful.

11. Miscellaneous.

(a) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

(b) Binding Effect; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including with respect to the Company and EMJ, any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company or EMJ) and with respect to Indemnitee, his or her spouse, heirs, and personal and legal representatives. The Company or EMJ shall require and cause any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company or EMJ, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company or EMJ would be required to perform if no such succession or assignment had taken place. This Agreement shall continue in effect with respect to Claims relating to Indemnification Events regardless of whether Indemnitee continues to serve as a director, officer, employee, controlling person, agent or fiduciary of any Covered Entity.

(c) Notice.  All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar, nationally recognized overnight courier, freight prepaid, or (d) one (1) business day after the business day of delivery by confirmed facsimile transmission, if deliverable by facsimile transmission, with copy by other means permitted hereunder, and addressed, if to Indemnitee, to the Indemnitee’s address or facsimile number (as applicable) as set forth beneath the Indemnitee’s signature to this Agreement, or, if to the Company or EMJ, at the address or facsimile number (as applicable) of its principal corporate offices (attention: Secretary), or at such other address or facsimile number (as applicable) as such party may designate to the other parties hereto.

(d) Consent to Jurisdiction.  The Company and Indemnitee each hereby irrevocably consent to the jurisdiction and venue of the courts of the State of Delaware for all purposes in connection with any Proceeding which arises out of or relates to this Agreement and agree that any Proceeding instituted under this Agreement shall be commenced, prosecuted and continued only in the courts of the State of Delaware.

(e) Severability.  The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the extent manifested by the provision held invalid, illegal or unenforceable.

(f) Choice of Law.  This Agreement shall be governed by and its provisions shall be construed and enforced in accordance with, the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

(g) Subrogation.  In the event of payment under this Agreement, EMJ shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable EMJ effectively to bring suit to enforce such rights.

(h) Amendment and Termination.  No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in a writing signed by the parties to be bound thereby. Notice of same shall be provided to all parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

(i) No Construction as Employment Agreement.  Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained or continue in the employ or service of any Covered Entity.

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signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

EARLE M. JORGENSEN HOLDING COMPANY,
a Delaware corporation

By:	/s/

Name:
Title:

EARLE M. JORGENSEN COMPANY,
a Delaware corporation

By:	/s/

Name:
Title:

INDEMNITEE:

Name:

Address:

Fax No.: